FOR IMMEDIATE RELEASE                                     CONTACT:    Vicki Kessler
                        615-320-7532

PINNACLE FINANCIAL PARTNERS ISSUES NOTICE
PURSUANT TO NASDAQ MARKETPLACE RULE 4803(a)

Nashville, Tenn., Jan. 5, 2007 - Pinnacle Financial Partners Inc., (Nasdaq/NGS: PNFP), said today that it received a letter from the NASDAQ Listing Qualifications Department indicating that the company had remedied a previous matter of non-compliance concerning audit committee independence requirements of NASDAQ Marketplace Rule 4350. The NASDAQ letter indicates that the company is now in full compliance with the NASDAQ Listing Qualifications and the matter is closed. In accordance with NASDAQ Marketplace Rule 4803(a), the Company is required to issue this press release to announce that the Company received notice from NASDAQ of the Company’s previous non-compliance.
As a result of the company’s usual end of year procedures to determine ongoing director independence, the company became aware of approximately $966 that was disbursed to a member of the company’s audit committee for professional services rendered during 2006. On Jan. 4, 2007, the company notified NASDAQ of these matters. Even though the amounts were insignificant and were appropriately owed to the audit committee member’s firm, the company recognized the disbursement was a violation of Marketplace Rule 4350(d)(2)(A)(ii) concerning disbursements to audit committee members. In connection with these matters, the audit committee member elected to resign from the company’s audit committee but remains on the company’s Board of Directors. The audit committee member also reimbursed the company the $966 previously disbursed.
In the letter from the NASDAQ Listing Qualifications Department received today, NASDAQ staff concurred with the company’s conclusions.
Pinnacle Financial Partners provides a full range of banking, investment and insurance products and services designed for small- to mid-sized businesses and their owners, real estate professionals and individuals interested in a deep relationship with their financial institution. Pinnacle provides financial planning services and comprehensive wealth management services to help clients increase, protect and distribute their assets. The firm also has a well-established expertise in commercial real estate.
Pinnacle opened its first office in October 2000. Since then the firm has added seven other offices on a denovo basis and acquired Cavalry Bancorp with its nine offices bringing the total number of offices to 17 in the most attractive trade areas in the Nashville-Davidson-Murfreesboro MSA.
Additional information concerning Pinnacle can be accessed at www.pnfp.com.

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Certain of the statements in this release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Pinnacle to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, (i) unanticipated deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses, (ii) the inability of Pinnacle to continue to grow its loan portfolio at historic rates, (iii) increased competition with other financial institutions, (iv) lack of sustained growth in the economy in the Nashville-Davidson-Murfreesboro MSA, (v) rapid fluctuations or unanticipated changes in interest rates, (vi) the inability of Pinnacle to satisfy regulatory requirements for its expansion plans, (vii) the inability of Pinnacle to execute its expansion plans, (viii) the inability of Pinnacle to successfully integrate the former Cavalry Bancorp's operations with Pinnacle's and (ix) changes in the legislative and regulatory environment. A more detailed description of these and other risks is contained in Pinnacle's most recent annual report on Form 10-K. Many of such factors are beyond Pinnacle's ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. Pinnacle disclaims any obligation to update or revise any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.